Exhibit 10.13

BARNES GROUP INC. EXECUTIVE SEPARATION PAY PLAN

As Amended December 30, 2007

1. Purpose. The purpose of the Barnes Group Inc. Executive Separation Pay Plan (the “Plan”) is to provide appropriate benefits to eligible executives of Barnes Group Inc. (the “Company”) whose employment is terminated by the Company.

2. Covered Employees. Full-time salaried employees of the Company who are in salary grades 24 and above, and full-time salaried employees of the Company who are in salary grades 18 through 23 who have at least six months of service, are covered by the Plan. A person is considered to be a full-time employee if the person is regularly scheduled to work at least 30 hours per week. A covered employee who is employed outside of the United States of America shall be entitled to the benefits under this Plan, subject to the terms and conditions hereof, unless severance benefits of other amounts or types and upon different conditions are prescribed by the laws or customary practices of the jurisdiction where such employee is employed.

3. Payment of Benefits. An employee covered under the Plan is entitled to receive benefits under the Plan if s/he experiences an involuntary Separation from Service within the meaning of Treasury Regulation section 1.409A-1(n)(1) or has a Separation from Service pursuant to a window program within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii) & (vi); provided, however, that no benefits will be paid under the Plan if:

(a)	the termination action is determined by the Company to be based on misconduct of any type including, but not limited to, violation of any Company rules or policies, or activity which results in the conviction of a felony; or

(b)	the termination is the result of the sale of the stock or substantially all of the assets of a business unit of the Company and the employee is offered employment by the purchaser, within 30 days after the closing of the sale, in a position that is at least comparable to, and for compensation and benefits that are, in the aggregate, at least substantially equivalent to, the employee’s position, compensation and benefits with the Company prior to the sale.

For purposes of this Plan, a “Separation from Service” means a separation from service with the Company within the meaning of Treasury Regulation section 1.409A-1(h). An employee who is entitled to receive benefits under the Plan in accordance with Section 2 and the foregoing provisions of this Section 3 is hereinafter sometimes referred to as a “terminated employee”.

4. Severance Pay.

4.1	A terminated employee who is entitled to receive benefits under this Plan is eligible to receive severance pay based on the following schedule:

(a)	Grades 18-20: four months of base salary plus an additional two weeks of base salary for each year of service over five years up to a maximum total payment of six months of base salary.

(b)	Grades 21-23: seven months of base salary.

(c)	Grades 24 and above, except for the President and Chief Executive Officer: twelve months of base salary.

The minimum severance pay benefit payable under this Plan shall be one month’s base salary or the amount of accrued vacation, whichever is greater. In no event will more than the minimum severance pay benefit (including but not limited to benefits payable pursuant to Section 6 below) be paid or provided unless the terminated employee executes after Separation from Service a release of any claims in a form approved by the Company’s General Counsel, the executed release is delivered to the Company within 45 days after the Separation from Service, and the release becomes irrevocable within 60 days after the Separation from Service. Any severance pay benefits in excess of the minimum severance pay benefit that, but for this and the preceding sentence, would be paid or provided before the release becomes irrevocable shall be paid or provided after the release becomes irrevocable and within 74 days after the Separation from Service. For purposes of the Plan, “base salary” shall be deemed to mean the employee’s base salary in effect immediately prior to the Separation from Service and any severance payment shall be calculated on the basis of the employee’s salary grade immediately prior to Separation from Service.

4.2	Payment shall be made on the terminated employee’s regularly scheduled payroll payment dates as if he/she had continued as an employee and will be subject to normal deductions for items such as income taxes, Social Security, and Medicare.

4.3	Severance pay for a terminated employee who was in any of salary grades 18 through 26 shall cease on the date that such terminated employee begins other employment, including but not limited to work for another party. The terminated employee shall promptly notify the Company in writing when he/she commences such employment.

4.4	Severance pay for a terminated employee who was in any of salary grades 27 and above shall not cease on the date that such terminated employee begins other employment, including but not limited to work for another party, but shall continue throughout the entire severance period.

5. Accrued Vacation. A terminated employee who executes a release of claims in a form approved by the Company’s General Counsel shall be paid for any unused vacation or paid time off that he/she has accrued in accordance with Company policy prior to the termination date. Payment for such accrued unused vacation or paid time off shall be made in a lump sum, net of normal deductions for items such as income taxes, Social Security and Medicare, within five days after the employee’s termination date.

6.	Other Benefits.

6.1

A person may continue participation, on the same terms in effect immediately prior to termination, in the Company’s medical, dental, group life, supplemental life, dependent life, accidental death and dismemberment insurance, flexible benefit (i.e., premium pass-through plan, health care reimbursement account and dependent care reimbursement account), and long term disability plans for the period during which he/she receives severance payments. If payments cease during but prior to the end of any month, coverage will continue until the end of the last month during which such terminated employee receives any severance payments. Subject to the penultimate sentence of Section 4.1 above, until the end of the calendar quarter in which the last severance payment is made to a terminated employee pursuant to Section 4 hereof, such terminated employee shall receive the same benefits, if any, under the Company’s Enhanced Life Insurance Program (ELIP) or Senior Executive Enhanced Life Insurance Program (SEELIP) (whichever program applied to the terminated employee immediately prior to such employee’s Separation from Service), at the same times, that the terminated employee would have received if the terminated employee’s employment had continued until the end of the calendar quarter in which the last severance payment is made to such terminated employee pursuant to Section 4 above. Notwithstanding anything to the contrary herein, the Company reserves the right to discontinue or change the terms (including but not limited to the carrier) of any employee benefit plan. After severance payments cease, COBRA medical and dental coverage and the health care reimbursement account may be continued as required by law.

6.2	Except to facilitate benefit continuation as provided in Section 6.1 hereof, a person’s status as an employee shall cease upon the termination date and not continue during the period in which severance payments are made. Without limiting the foregoing, employment shall be terminated for purposes of the Retirement Savings Plan, any applicable pension or profit-sharing plan, stock option plans, and for all other purposes upon the termination date.

6.3	The right of a terminated employee to any series of installment payments, including without limitation severance payments and taxable benefits, that are to be paid or provided under this Plan and that is eligible to be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii), including in particular but not limited to the right of a terminated employee to the series of severance payments under Section 4 and benefits (including without limitation ELIP and SEELIP benefits) under Section 6.1, shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

7. Administration.

7.1	Benefits Committee. The Plan is administered by the Benefits Committee of the Company’s Board of Directors (the “Committee”). The Committee may promulgate rules or regulations for the administration of the Plan. The Committee shall, in its sole discretion, interpret and construe the Plan’s terms and conditions, and determine an individual’s eligibility for benefits. Any interpretations, constructions or determinations made by the Committee in good faith shall be final and binding.

7.2

Claims Procedure. If any person believes that he/she is not receiving any benefits to which he/she is entitled under the Plan, the person, after reviewing the matter with the human resource representative serving the person’s place of work, may file a written claim with the Director, Leadership and Development, Barnes Group Inc.,

123 Main Street, Bristol, Connecticut 06010, or such other person designated by the Benefits Committee, who shall respond to such claim in writing within 45 days after its receipt. If any claim is denied, the claimant may appeal such denial in writing to the Benefits Committee, c/o Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010. Any such appeal must be filed within 60 days after the denial of the claim. The Benefits Committee shall notify the claimant of its decision in writing within 60 days after receiving the appeal.

8. Other Provisions.

8.1	This Plan may be amended or terminated at any time by the vote of a majority of the members of the Benefits Committee.

8.2	The benefits to be provided under this Plan shall not be funded and shall be paid out of the general assets of the Company.

8.3	For purposes of determining:

(a)	an employee’s eligibility under Section 2 of the Plan;

(b)	the schedule of severance pay payments under Section 4 of the Plan; and

(c)	the period of continuation of other benefits described in Section 6 of the Plan, only service since the employee’s last date of hire with the Company shall be counted.

8.4	The Plan shall be construed, administered and enforced under the laws of the State of Connecticut.

8.5	Any provision of this Plan to the contrary notwithstanding, if a terminated employee who is entitled to payments or benefits under this Plan is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Separation from Service, any payment or benefit to be paid or provided to such terminated employee pursuant to this Plan that constitutes deferred compensation that is subject to Section 409A of the Code and that is payable on account of Separation from Service during the six month period following Separation from Service shall not be paid during such six month period but instead shall be accumulated and paid to such terminated employee on the first day of the seventh month following the date of Separation from Service (or, if earlier, within 14 days after the death of the terminated employee). The preceding sentence shall not apply to any payment or benefit that is not subject to Section 409A of the Code as a result of Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

Effective:	May 1, 1992

Revised:	April 5, 2000
June 29, 2006
August 29, 2006
December 30, 2007

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